Exhibit 99.1

PRESS RELEASE

AbbVie Announces Executive Leadership Changes

NORTH CHICAGO, Ill., Dec. 17, 2018 — AbbVie (NYSE: ABBV), a research-based global biopharmaceutical company, today announced a new Executive Leadership Team structure designed to streamline its organizational structure and support its long-term growth strategy.  Effective immediately, the new Team will consist of the following individuals, all of whom report to AbbVie Chairman and Chief Executive Officer Richard A. Gonzalez:

•                  Michael E. Severino, M.D., AbbVie’s Executive Vice President, Research & Development and Chief Scientific Officer, has been named Vice Chairman and President.  In his role, Dr. Severino will be responsible for research and development, human resources, operations, and the corporate strategy office.

•                  Laura J. Schumacher has been named Vice Chairman, External Affairs and Chief Legal Officer.  Ms. Schumacher currently serves as Executive Vice President, External Affairs, General Counsel and Corporate Secretary.  In her new role, Ms. Schumacher will be responsible for legal, ethics and compliance, corporate governance, corporate aviation and all externally facing functions including health economics outcomes research, government affairs, corporate responsibility, brand and communications.

•                  Carlos Alban, who currently serves as Executive Vice President, Commercial Operations, has been named Vice Chairman, Chief Commercial Officer.  Mr. Alban will be responsible for global commercial operations of the Company, including the addition of Pharmacyclics commercial functions.

•                  William J. Chase will continue in his role as Executive Vice President, Finance and Administration, responsible for all financial and administrative functions of the Company.

“AbbVie has grown significantly since our founding six years ago, and now is the right time to evolve our senior executive leadership structure to match our talent and our operating model as well as support our long-term growth strategy,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie.  “We are fortunate to have a deep pool of senior leadership talent, and this streamlined structure will enhance our ability to execute against our long term strategies, provide additional scope for our senior leaders and facilitate our ability to meet our commitment to continuing to deliver value to all of our stakeholders, including patients, employees, shareholders and the communities we serve.”

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

About AbbVie

AbbVie is a global, research and development-based biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience.  In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook, LinkedIn or Instagram.

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